Exhibit 5.1

January 24, 2014

Platform Specialty Products Corporation

5200 Blue Lagoon Drive, Suite 855

Miami, FL 33126

Re:	Platform Specialty Products Corporation Registration Statement on Form S-4

Gentlemen:

We have acted as legal counsel to Platform Specialty Products Corporation, a Delaware corporation (“the Company”), and prior to domesticating to the State of Delaware (the “Domestication”), formerly incorporated and existing under the laws of the British Virgin Islands (“Platform BVI”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Platform BVI with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the domestication of Platform BVI under the laws of the State of Delaware (the “Domestication”). The Domestication was effected pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), 8 Del. C. § 388, by filing a certificate of corporate domestication (the “Certificate of Domestication”) and a certificate of incorporation (the “Certificate of Incorporation”) in respect of the Company with the Secretary of State of the State of Delaware (the “Secretary of State”).

The Registration Statement was filed in connection with (i) the Domestication and (ii) the Exchange Agreement, dated as of October 25, 2013, between Platform BVI and the fiduciaries of the MacDermid, Incorporated Profit Sharing and Employee Savings Plan (the “Exchange Agreement”) and includes the registration of: (A) up to 132,913,266 shares of common stock, par value $0.01, of the Company (“Common Stock”) comprised of (i) up to 1,933,636 shares of Common Stock issuable in exchange for the common and preferred stock of MacDermid (the “401(k) Exchange”) pursuant to the Exchange Agreement (the “Exchange Shares”), (ii) 103,576,300 shares of Common Stock that were issued upon the Domestication in exchange for Platform BVI ordinary shares (the “Company Shares”), (iii) 2,000,000 shares of Common Stock (the “Series A Shares”) issuable upon conversion of the Company’s Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), which shares of Series A Preferred Stock were issued upon the Domestication in exchange for Platform BVI’s Founder Preferred Shares; (iv) 8,905,776 shares of Common Stock issuable upon conversion of the outstanding PDH common stock which is convertible into Common Stock at the option of the holders at any time after the earlier of October 31, 2014 or a change of control of Platform BVI or the Company (the “PDH Shares”), and (v) 16,497,554 shares of Common Stock issuable upon exercise of the Company’s outstanding Warrants (as defined below) and options (“Options”) (collectively, the “Exercise Shares”); (B) 48,742,662 outstanding warrants of the Company (the “Warrants”); and (C) 2,000,000 shares of Series A Preferred Stock.

We have examined the Registration Statement, the Certificate of Incorporation and the Certificate of Domestication of the Company, both of which Certificates were filed with the Secretary of State on January 22, 2014, the by-laws of the Company, the Exchange Agreement and such other documents as in our judgment were necessary to enable us to render the opinions expressed below. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of Platform BVI officers and representatives.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	upon the filing of the Certificate of Domestication and the Certificate of Incorporation with the Secretary of state, Platform BVI was domesticated as a corporation in the State of Delaware and:

a.	the issued and outstanding ordinary shares and Founder Preferred Shares of Platform BVI were converted by operation of law into an equivalent number of validly issued, fully paid and non-assessable shares of Company Shares and Series A Preferred Stock, respectively, of the Company;

b.	the issued and outstanding Warrants of Platform BVI were converted by operation of law into an equivalent number of validly issued, fully paid, and nonassessable Warrants of the Company and are such Warrants are legally binding obligations of the Company under the laws of the State of Delaware;

2.	upon due conversion of the Series A Preferred Stock, the Series A Shares will be validly issued, fully paid and nonassessable;

3.	upon due exercise and full payment of the exercise price of the Warrants and/or Options, as applicable, the Exercise Shares will be validly issued, fully paid and nonassessable;

4.	upon due conversion of the outstanding PDH common stock, the PDH Shares will be validly issued, fully paid and nonassessable; and

5.	upon completion of the 401(k) Exchange in accordance with the terms and conditions set forth in the Exchange Agreement, the Exchange Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Yours very truly,

/s/ Greenberg Traurig, P.A.